Technology Advisor Compensation Agreement

1.     Parties

This Technology Advisor Compensation Agreement (“Agreement”) is between Trend Innovations Holding, Inc. (“Company”) and Percy Kwong (“Advisor”). The Company and the Advisor will be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

2.     Term of Agreement

The term of this Agreement shall commence on May 8, 2023, and shall expire on May 5, 2024 (“Term”). The Parties may elect to extend the Term of an additional one-year term (“Additional Term”), which such extension must be evidenced by a written agreement executed by both Parties.

3.     Services to be Performed

The Advisor shall serve as a Technology Advisor for the Company and shall provide advice and guidance in lieu of the Company employing an individual who holds the authorities and responsibilities customarily associated with the status of a Chief Technology Officer position at Nasdaq listed technology company of the same size as the Company. In this capacity, the Advisor shall report to and advise the Company’s Chief Executive Officer and/or the Company’s Board of Directors (“Board”) and shall provide guidance to the individual who shall have ultimate responsibility for all the Company’s current and future technology in the United States and abroad.

It is agreed that Company is interested only in the ultimate results of Advisor’s activities pursuant to this Agreement, and that Advisor shall have exclusive control over the time and effort invested by Advisor pursuant to this Agreement, and the manner and means of Advisor’s performance under this Agreement. Company recognizes that Advisor now renders and may continue to render corporate advisory, financial consulting, management, investment banking and other services to other companies that may or may not conduct business and activities similar to those of the Company. Advisor shall be free to render such advice and other services and the Company hereby consents thereto. Advisor shall not be required to devote its full time and attention to the performance of its duties under this Agreement but shall devote only so much of its time and attention as it deems reasonable or necessary to fulfill its obligation hereunder.

The Parties further agree that Advisor and/or any representative of the Advisor (“Representative”) shall have no control or supervision over Company’s employees, officers, directors, representatives or affiliates. Advisor or Representative will not represent that it is an employee of Company. Advisor or Representative shall at all times represent itself and be construed as independent of the Company. Advisor or Representative shall not, under any circumstances, be deemed to be a servant or employee of the Company for any purpose, including for Federal tax purposes. Advisor’s or Representative’s relationships the Company is that of an independent contractor, and nothing in this Agreement shall constitute this Agreement as a joint venture or partnership between Advisor and Company.

4.     Indemnification

The Company hereby agrees to obtain and maintain, at its sole expense, a comprehensive liability insurance policy, including but not limited to professional indemnity insurance and directors and officers liability insurance, in order to protect the Advisor from any claims, demands, or litigation arising out of or in connection with the performance of the Advisor's duties and obligations pursuant to this Agreement, and any other activities undertaken on behalf of the Company. The liability insurance policy shall provide coverage for the Advisor's legal defense, settlement, and judgment costs, including attorney's fees and any other related expenses, without any limitation to the duration or amount of such coverage, regardless of the Advisor's association with the Company at the time such claims or litigation are initiated.

In addition to the aforementioned liability insurance policy, the Company shall indemnify and hold the Advisor harmless from and against any and all liabilities, losses, damages, costs, and expenses, including reasonable attorney's fees, incurred by the Advisor, resulting from or arising out of any claims, demands, or litigation involving the Company or its business, whether such claims or litigation are brought during the term of the Advisor's engagement or thereafter. This indemnification obligation shall be binding upon the Company and its successors and assigns, and shall continue in perpetuity, regardless of any changes in the Advisor's association with the Company or any termination of this Agreement. The Company's obligation to indemnify the Advisor shall not be subject to any limitation of time, amount, or scope, and shall extend to all matters, past, present, and future, involving the Advisor's association with the Company.

5.     Compensation

The Company shall pay the Advisor $150,000 per quarter in shares of common stock of the Company (“Stock”) to be issued within five days of the first day of each quarter during the Term (i.e., January 1, April 1, July 1, and October 1). The Stock shall be fully earned upon issuance. The number of shares of Stock to be issued will be determined by dividing the quarterly fee of $150,000 by 85% of the Company’s ten-day Volume Weighted Average Price (“VWAP”) of the Stock. This represents a 15% discount to the relevant VWAP, which shall at no point be less than $0.10 per share of Stock.

Notwithstanding the foregoing, once the Stock is listed on Nasdaq or any other National Stock Exchange, retroactive to April 15, 2023, the Company shall pay the Advisor a quarterly fee of $250,000 during the Term and any Additional Term.

The individual named in this Agreement represents that he is an accredited investor as such term is defined under the Securities Act of 1933, as amended (“Act”). The Advisor acknowledges that: (i) the Stock is not currently registered under the Act, or the securities laws of any state (“State Acts”), in reliance upon an exemption from the registration requirements of the Act and the State Acts; (ii) that absent an exemption from registration contained in the Act and the State Acts, the Stock would require registration; and (iii) that the Company's reliance upon such exemptions is based, in material part, upon the Advisor’s representations, warranties, and agreements contained in this Agreement. The Advisor understands that the certificates for the Stock will be affixed with a restrictive legend.

6.     State and Federal Taxes

The Advisor shall assume full responsibility for the payment of any taxes (or any other obligations or payments) that may be claimed as owed by any unit of government because of the remuneration paid to the Advisor. The Company will not withhold any taxes from any compensation paid to Advisor according to this Agreement. It is acknowledged and agreed by the parties that the Company has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Advisor to make, in connection with compensation paid to Advisor according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

7.     Expenses

The Company shall reimburse the Advisor for any reasonable business expenses incurred on behalf of the Company.

8.     Confidential Information

The Advisor shall hold confidential and not disclose any confidential information, proprietary information, intellectual property, technical data, trade secrets, or know-how related to the Company, unless the information is not deemed confidential. The duty of confidentiality shall survive termination of this Agreement or expiration of the Term or any Additional Term. All data and information developed by the Advisor shall be owned by the Company and returned upon request.

9.     Assignment of Inventions

All inventions, discoveries, data, technology, designs, innovations, and improvements conceived by the advisor specifically in relation to the business of Trend Innovations or AvantAI, as defined and mutually agreed upon by both parties in a written agreement, shall be the sole property of the company. The advisor hereby assigns all rights to the company for subjects directly related to the algorithms or business models as presented by and agreed upon by both parties in writing. Any oral communication and information agreed upon outside of a written agreement shall not be considered valid or binding for the purposes of this assignment.

Notwithstanding the foregoing, the advisor shall retain the exclusive ownership of any ideas, inventions, discoveries, data, technology, designs, innovations, and improvements conceived independently for their own personal company or for other clients, or those not specifically related to the agreed-upon business of Trend Innovations or AvantAI in writing. No assignment of rights to the company shall be made with respect to such retained intellectual property.

10.  Insider Trading Policy

The Advisor shall adhere to the Company's Insider Trading Policy, which prohibits trading based on material non-public information, "tipping" such information, or recommending securities trading based on that information. If found in violation of the policy, this Agreement shall immediately terminate upon Notice to the Advisor.

11.  Dispute Resolution

Disputes shall first attempt to be resolved through mediation, and if not resolved within 30 days, through binding arbitration conducted by JAMS, Inc., sitting in Clark County, Nevada.

12.  Governing Law; Consent to Jurisdiction

This Agreement shall be governed by the laws of the State of Nevada, and the Parties consent to the jurisdiction of the courts of the State of Nevada.

13.  Assignment of the Agreement; Delegation of Responsibilities; Successors and Assignees

The Advisor shall not assign any rights or delegate any responsibilities under this Agreement without the Company's written consent. This Agreement binds and benefits the heirs, successors, and assignees of the Parties.

14.  Notices

All notices, requests, and demands to or upon a Party to this Agreement shall be in writing and sent through certified or registered mail, personal delivery, overnight courier, or email.

15.  Waiver

Waivers of any term or provision of this Agreement are effective only for the specific instance and specific purpose for which the waiver was given. Failure to exercise or delays exercising any rights or remedies does not waive the right to enforce the term or provision later.

16.  Severability

If any provision of this Agreement is deemed invalid or unenforceable, the invalidity or unenforceability will not affect any other provision, and the provision shall be modified or amended to be valid and enforceable.

17.  Entire Agreement and Modification

This Agreement contains the entire agreement and understanding between the Parties concerning the subject matter of this Agreement, superseding all prior negotiations, proposed agreements, and agreements. This Agreement may be amended or modified only by a written agreement signed by the Parties.

18.  Acknowledgment of Outside Work and Ownership

The Parties acknowledge that the Advisor owns and operates multiple separate companies engaged in technology and artificial intelligence, unrelated to the Company's business activities. The Advisor represents and warrants that his involvement with his separate company will not interfere with his duties and obligations under this Agreement. Any work, inventions, discoveries, data, technology, designs, innovations, and improvements (whether or not patentable and whether or not copyrightable) created, developed, or conceived by the Advisor solely or jointly with others, outside the scope of his engagement under this Agreement and not using the Company's Confidential Information, shall not be considered the property of Trend Innovations Holding Inc. The Advisor retains all rights and ownership over such work, inventions, discoveries, data, technology, designs, innovations, and improvements developed in connection with his separate company or any other work performed outside the scope of this Agreement.

19. Termination for Convenience:

Either Party (the "Terminating Party") may terminate this Agreement for any reason, without cause, by providing the other Party (the "Non-Terminating Party") with immediate written notice of its intention to terminate for convenience (the "Termination Notice"). Upon receipt of the Termination Notice, the Parties shall work together in good faith to wind down the Services and any ongoing obligations, including without limitation, the completion of work-in-progress or the provision of transition assistance, as promptly as practicable.

The Parties acknowledge that this termination for convenience clause shall not limit or affect any other rights or remedies available under this Agreement or at law or in equity, including but not limited to any rights or remedies for breach of this Agreement, except as expressly provided herein.

20.  Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy of this Agreement, and all of which, when taken together, shall be deemed one and the same agreement. Delivery of an executed counterpart (PDF) by electronic transmission shall be deemed delivery of an original for all purposes under this Agreement.

[Signatures on following page]

Trend Innovations Holding Inc.

By: ________________________________

Printed Name: Kenneth L. Waggoner

Title: Chief Executive Officer

Approved by the TREN’s Board:

Trend Innovations Holding Inc.

By: ________________________________

Printed Name: Vitalis Racius

Treasurer, Director, Principal Financial and Accounting Officer

Percy Kwong

By: ________________________________

Printed Name: Percy Kwong

Address: 1900 SW 145 AVE, DAVIE, FL 33325-4900